Exhibit 10.9

Exodus Movement, Inc.

15418 Weir St., Suite 333

Omaha, NE, 68137

August 10, 2023

Margaret Knight

18663 Howe St.

Omaha, NE 68130

maggieknight@crieghton.edu

Dear Ms. Knight:

This letter serves to confirm your agreement to serve as a member of the Board of Directors (the “Board”) of Exodus Movement, Inc. (the “Company”), on the following terms and conditions.

1.	Position. You agree to serve as a member of the Board, subject to your appointment and any required stockholder approval in accordance with the Company’s amended and restated certificate of incorporation and amended and restated bylaws (the “Governing Documents”). Your appointment shall be for a period of two years beginning on August 31st, 2023, and ending on August 30th, 2025, unless earlier terminated due to your resignation or other removal pursuant to the Governing Documents. Upon the forthcoming creation of the Company’s Audit Committee, it is anticipated that you will be nominated to serve as the Chair of the Audit Committee.

2.	Meetings. The Board’s meeting schedule is expected to include quarterly regular meetings, plus additional special meetings as called by the Board from time to time. Additionally, to the extent that you serve on any committees of the Board, those committees may have additional meetings. Board and committee meetings may be held in person or via telephone/video conference. We expect that your schedule would permit, absent unusual circumstances, you to attend all the meetings of the Board and any committees of which you are a member. Additionally, members of the Board may be periodically expected to attend training sessions to enhance their knowledge of relevant laws, corporate governance trends, and company policies.

3.	Compensation. Your initial compensation for your service on the Board is as set forth on Schedule A; provided, however, that (i) your entitlement to any such compensation is subject to your continued service as a Board member, and any policies adopted by the same, (ii) nothing in this letter agreement or any agreement granting you any equity-based awards should be construed to interfere with or otherwise restrict in any way the rights of the Company, the Board or the Company’s stockholders from removing you or any other Director from, or failing to reelect you to, the Board or any committee in accordance with the provisions of applicable law and the Governing Documents, and (iii) the Company does not intend to afford you any rights as an employee, including without limitation, the right to employment or any other benefits.

Your compensation may be modified from time to time on the same basis as similarly situated Board members, which may include, without limitation, any compensation policy or program that the Board may adopt from time to time for non-employee members of the Board.

4.	Business Expenses. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company for which you receive advance permission will be reimbursed by the Company in accordance with the Company’s policies in effect from time to time.

5.	Indemnification. You will be indemnified to the fullest extent provided by the Company’s Governing Documents, the provisions of which related to indemnification, successful defense, limitation of liability, and advancement of expenses, as in effect as of the date of this Agreement, shall not be modified without prior written notice to you. Should such provisions of the Company’s Governing Documents be amended, you shall have the right to immediately terminate this Agreement, with prorated compensation due within thirty (30) days of such termination. The Company will maintain at least $2.5 Million in D&O coverage for the duration of your term as a Director and will agree to review the D&O policy for increased coverage during the policy’s renewal period in May. In addition to the foregoing, to the fullest extent permitted by law, Company shall defend, indemnify, and hold you harmless, and your affiliates, agents, successors, and assigns (collectively, the “Indemnified Persons”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from (a) any actions taken or omitted to be taken by you on behalf of, or in connection with, the Company, (b) any third party claims based on actions taken or omitted to be taken by the Company in connection with services provided by you, or (c) for any violation by the Company of any applicable law or violation of this Agreement. The indemnification provided by this Section shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law, in equity, or otherwise, including but not limited to the Company’s Governing Documents. The parties hereto acknowledge and agree that the indemnification obligations set forth in this Agreement shall survive termination of this Agreement.

6.	Confidentiality. At all times during your service as a Director, you agree not to disclose any Company confidential information outside of the Company, and you further agree not to use any such information for any purpose outside of your role as a Director without express written consent from the Company. As a condition of your appointment to the Company’s Board of Directors, you will be required to sign the Company’s Standard Non-Disclosure Agreement for Directors.

7.	Conflicts. The Company is a Delaware corporation and your rights and duties as a Board member are prescribed by Delaware law and the Governing Documents, as well as by the policies established by our Board from time to time and the rules and regulations of any exchange on which the Company’s securities may become listed. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company and exercising your fiduciary duties as required under Delaware law. You also agree that, during the term of your directorship with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your directorship, nor will you engage in any other activities that conflict with your obligations to the Company, without the express written consent of the Company.

8.	Miscellaneous.

(a)	This letter agreement is personal to the parties hereto, and accordingly, neither the letter agreement nor any right hereunder or interest herein may be assigned, transferred or charged by either party, without the express written consent of the other.

(b)	This letter agreement constitutes the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board and it supersedes any other agreement or promises made to you by anyone whether oral or written. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the Company.

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EXODUS MOVEMENT, INC.

By:	/s/ Jon Paul Richardson
Name:	Jon Paul Richardson
Title:	Chief Executive Officer and Director

I have read and accept this letter agreement.

MARGARET KNIGHT

/s/ Margaret Knight

Schedule A

Cash compensation: $60,000 per year, payable in equal monthly installments on the first day of each calendar month. All payments will be made to the BTC address you provide to the company, which you may change at any time.

Equity compensation: It will be recommended that the Board approve a one-time award of restricted stock units covering 10,000 shares of Class A Common Stock of the Company, which will be scheduled to vest on a monthly basis in equal installments over a two-year period. Vesting will commence as of the date your service to the Company begins, subject to your continued status as a service provider through the applicable monthly vesting dates, and such other terms and conditions as set forth in the Company’s 2021 Equity Incentive Plan.